Exhibit 10.1

Second Amended and Restated Loan Agreement

THIS SECOND AMENDED AND RESTATED LOAN AGREEMENT (the “Agreement”), dated as of November 3, 2025 and effective as of September 30, 2025, between LSI INDUSTRIES INC. (the “Borrower”), with an address at 10000 Alliance Road, Cincinnati, Ohio 45242, Attn: Chief Financial Officer, and PNC BANK, NATIONAL ASSOCIATION (the “Bank”), with an address at 201 East Fifth Street, Cincinnati, Ohio 45202 Attn: Corporate & Institutional Banking. This Agreement amends, restates and replaces (but does not constitute a novation of or affect the status of any liens or security interests granted pursuant to) that certain Amended and Restated Loan Agreement dated as of June 19, 2014 between the Borrower and the Bank (as amended, the “Existing Loan Agreement”), and the Borrower’s execution of this Agreement constitutes a ratification and confirmation of all liens and security interests granted under or pursuant to the Existing Loan Agreement (or any predecessor thereto) or any of the related loan documents.

The Borrower and the Bank, with the intent to be legally bound, agree as follows:

1.         Loan. The Bank has made or may make one or more loans (whether one or more, collectively, the “Loan”) to the Borrower subject to the terms and conditions and in reliance upon the representations and warranties of the Borrower set forth in this Agreement. Each Loan shall be used for business purposes (and not for personal, family or household use) and is or will be evidenced by a promissory note or notes of the Borrower and all renewals, extensions, amendments and restatements thereof (whether one or more, collectively, the “Note”) acceptable to the Bank, which shall set forth the interest rate, repayment and other provisions of the respective Loan, the terms of which are incorporated into this Agreement by reference.

The Loans governed by this Agreement shall include the Loans specifically described below, if any, and any additional lines of credit or term loans that the Bank has made or may, in its sole discretion, make to the Borrower in the future.

1.1.         Line of Credit. One of the Loans governed by this Agreement is a committed revolving line of credit under which the Borrower may request and the Bank, subject to the terms and conditions of this Agreement, will make advances to the Borrower from time to time until the Expiration Date, in an aggregate amount outstanding at any time not to exceed $125,000,000 (the “Line of Credit”). The “Expiration Date” shall have the meaning set forth in the note evidencing the Line of Credit. The Borrower acknowledges and agrees that in no event will the Bank be under any obligation to extend or renew the Line of Credit beyond the Expiration Date. In no event shall the aggregate unpaid principal amount of advances under the Line of Credit exceed the maximum amount of the Line of Credit. All advances and other credit extensions under the Line of Credit will be used for working capital or other general business purposes of the Borrower.

1.1.1.         The Line of Credit will include an investment and borrowing sweep feature on the terms and conditions of a Line of Credit and Investment Sweep Rider (as amended and/or amended and restated from time to time, the “Sweep Rider”) to be executed and delivered by the Borrower to the Bank in form and substance satisfactory to the Bank, the terms of which are hereby incorporated herein by reference. The Sweep Rider will remain in effect until such time (if any) as it is terminated in accordance with its terms.

1.1.2.         The Borrower may request that the Bank, in lieu of cash advances, issue letters of credit (each individually a “Letter of Credit” and collectively, the “Letters of Credit”) under the Line of Credit (including all banker’s acceptances issued up to 180 days under the terms of any trade Letter of Credit) with an aggregate amount outstanding at any time not to exceed $10,000,000; provided, however, that after giving effect to the amount of such Letter of Credit, the sum of the aggregate outstanding advances under the Line of Credit and the aggregate amount of all Letters of Credit issued and outstanding shall not exceed the maximum amount of the Line of Credit. The amount available under the Line of Credit shall be reduced by the amount of each Letter of Credit (whether drawn or undrawn, but without duplicating any drawing amount that has been paid and is treated as an advance under the Line of Credit). For purposes of this Agreement, the “amount” of any Letter of Credit is its maximum amount and includes any available increases in or reinstatements of the amounts available to be drawn under the terms of such Letter of Credit, whether or not any such increase or reinstatement has become effective, including any increase that could result from any tolerance set forth in a commercial Letter of Credit.

The Letters of Credit shall be governed by the terms of this Agreement and by a reimbursement agreement, in form and content satisfactory to the Bank, executed by the Borrower in favor of the Bank (the “Reimbursement Agreement”). Unless otherwise consented to by the Bank in writing, each Letter of Credit shall have an expiry date which is not later than the Expiration Date (the “Final LC Expiration Date”). Each request for a Letter of Credit must be accompanied by an application in a form approved by the Bank and executed by the Borrower, together with all supporting documentation. Each Letter of Credit will be issued in the Bank’s sole discretion and in a form acceptable to the Bank. This Agreement and the other Loan Documents do not obligate the Bank or any other person to issue, amend, extend, refrain from terminating, or take or omit any other action as to any Letter of Credit, unless otherwise expressly agreed in writing by the Bank. Each unreimbursed payment by the Bank under a Letter of Credit shall constitute an advance of principal under the Line of Credit and shall be evidenced by the applicable note; provided, however, that to the extent that such advances are not available or are legally prohibited at such time, the Borrower shall reimburse the Bank in accordance with the Reimbursement Agreement and applicable law.

The Borrower shall pay the Bank’s standard fees and charges, including but not limited to an issuance fee, with respect to each Letter of Credit from time to time as shall be required by the Bank. In addition, the Borrower shall pay to the Bank a fee (the “Commission”), calculated for each day (on the basis of a year of 360 days) on the aggregate amount of all Letters of Credit then outstanding under the Line of Credit, at a rate per annum equal to the Daily SOFR Applicable Margin (as defined below); provided, however, that in no event shall the Commission for any Letter of Credit be less than the minimum commission as established by the Bank from time to time. The Borrower shall pay the Commission quarterly in arrears on the first day of each fiscal quarter, beginning on the first day of each fiscal quarter during which any Letter of Credit is outstanding and on the Final LC Expiration Date.

On the Expiration Date, in addition to any other amounts payable to the Bank, the Borrower shall deliver to the Bank in immediately available funds an amount equal to 105% of the aggregate outstanding amount of any and all Letters of Credit. The Borrower hereby pledges and grants to the Bank a security interest in all such funds as security for the Obligations, acknowledges that the Bank shall at all times have control of such funds and shall be authorized to dispose or give disposition instructions or entitlement orders (as defined in the Uniform Commercial Code) with respect to such funds, without further consent of the Borrower or any other person, and shall promptly to do all further things that the Bank may deem necessary in order to grant and perfect the Bank’s security interest therein.

1.2.         [Reserved].

1.3.         Applicable Margin.

(a)         The Borrower shall pay interest on the unpaid principal amount of advances under the Line of Credit in accordance with the note evidencing the Line of Credit. As used in this Agreement, the Note and the other Loan Documents, “Applicable Margin” means:

(i)         with reference to Loans and the Commission, the amount specified in the table below in the column titled “Daily SOFR Applicable Margin” that corresponds to the Leverage Ratio at the time in question; and

(ii)         with reference to the Unused Fee referred to in the note evidencing the Line of Credit, the amount specified in the table below in the column titled “Facility Fee Applicable Margin” that corresponds to the Leverage Ratio at the time in question.

Pricing Level	Leverage Ratio	Daily SOFR Applicable Margin	Facility Fee Applicable Margin
I	≤ 1.00x	1.00%	0.150%
II	> 1.00x & ≤ 1.50x	1.25%	0.175%
III	> 1.50x & ≤ 2.00x	1.50%	0.175%
IV	> 2.00x & ≤ 2.50x	1.75%	0.200%
V	> 2.50x & ≤ 3.00x	2.00%	0.225%
VI	> 3.00x	2.25%	0.250%

(b)         The Leverage Ratio shall be calculated in the manner set forth in the Addendum to this Agreement. All adjustments to the Applicable Margin based on the Leverage Ratio shall be effective prospectively on the first day of the fiscal quarter following the submission of the quarterly financial statements to the Bank for the prior fiscal quarter in accordance herewith. No downward adjustments shall occur if, at the time such downward adjustment would otherwise be made, there shall exist any Event of Default, provided that such downward adjustment shall be made on the first day of the quarter after the date on which the applicable Event of Default shall have been waived by the Bank in writing.

(c)         If the quarterly financial statements are not timely delivered to the Bank for the end of the applicable fiscal quarter in accordance with Section 4.2, the Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such quarterly financial statements and the related compliance certificate, on which date the rate will be adjusted prospectively based upon the Leverage Ratio reflected in such quarterly financial statements. The application of the foregoing shall not be deemed a waiver of any rights the Bank may have as a result of the failure by the Borrower to deliver such financial statements or any related compliance certificate.

(d)         In the event of any discrepancy between the computation of the Leverage Ratio for a particular quarter based upon the quarterly financial statements for such quarter and the related annual financial statements furnished pursuant to Section 4.3, the computation based on such annual financial statements shall govern retroactive to the date as to which such adjustment applies. In the event of a retroactive correction in favor of the Bank, the amount of interest thereby overdue and payable by the Borrower shall be paid to the Bank within five (5) days after the date of such retroactive correction. In the event of a retroactive correction of the Leverage Ratio in favor of the Borrower, the amount of interest overpaid by the Borrower shall be applied as a credit against any fees, charges, interest or principal payments then due hereunder or to become due hereunder in the order determined by the Bank. The Borrower’s calculation of the Leverage Ratio shall not be binding upon the Bank. The Bank may, in its reasonable discretion, elect to separately calculate the Leverage Ratio and the Bank’s calculation shall control in the event of any discrepancy.

2.         Security. The security for repayment of the Loan shall include but not be limited to the collateral, guaranties and other documents heretofore, contemporaneously or hereafter executed and delivered to the Bank (the “Security Documents”), which shall secure repayment of the Loan and all other loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Bank described therein (hereinafter referred to collectively as the “Obligations”).

This Agreement, the Note, the Security Documents and all other agreements and documents executed and/or delivered pursuant or subject hereto, as each may be amended, modified, extended or renewed from time to time, are collectively referred to as the “Loan Documents.” Capitalized terms not defined herein shall have the meanings ascribed to them in the Loan Documents.

3.         Representations and Warranties. The Borrower hereby makes the following representations and warranties, which shall be continuing in nature and remain in full force and effect until the Obligations are paid in full, and which shall be true and correct except as otherwise set forth on the Addendum attached hereto and incorporated herein by reference (the “Addendum”):

3.1.         Existence, Power and Authority. The Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or as it is then carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing. The Borrower and each of its Subsidiaries is duly authorized to execute and deliver the Loan Documents to which it is a party, all necessary action to authorize the execution and delivery of such Loan Documents has been properly taken, and the Borrower is and will continue to be duly authorized to borrow under this Agreement and to perform all of the other terms and provisions of the Loan Documents as they relate to the Borrower.

3.2.         Financial Statements. The Borrower’s most recent quarterly and annual financial statements, as delivered to the Bank, are true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise and the results of its operations for the period specified therein. Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied from period to period, subject in the case of interim statements to normal year-end adjustments and to any comments and notes included therein.

3.3.         No Material Adverse Change. Since the date of the Borrower’s most recent quarterly and annual financial statements delivered to the Bank, neither the Borrower nor any of its Subsidiaries has suffered any damage, destruction or loss, and no event or condition has occurred or exists, which has resulted or would reasonably be expected to result in a material adverse change in the business, assets, operations, condition (financial or otherwise) or results of operations of the Borrower or any of its Subsidiaries.

3.4.         Binding Obligations. The Borrower has full power and authority to enter into the transactions provided for in this Agreement and has been duly authorized to do so by appropriate action of its Board of Directors or otherwise as may be required by law, charter, other organizational documents or agreements; and the Loan Documents, when executed and delivered by the Borrower or any of its Subsidiaries, will constitute the legal, valid and binding obligations of the Borrower or such Subsidiary (as applicable) enforceable in accordance with their terms.

3.5.         No Defaults or Violations. There does not exist any Event of Default under this Agreement or any default or violation by the Borrower or any of its Subsidiaries of or under any of the terms, conditions or obligations of: (i) its organizational documents; (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any law, ordinance, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon it by any law, the action of any court or any governmental authority or agency; and the consummation of this Agreement and the transactions set forth herein will not result in any such default or violation or Event of Default.

3.6.         Title to Assets. The Borrower has good and marketable title to the assets reflected on the most recent quarterly and annual financial statements delivered to the Bank, free and clear of all liens and encumbrances, except for (i) current taxes and assessments not yet due and payable, (ii) inventory sold in the ordinary course of business, and (iii) those liens or encumbrances, if any, expressly permitted by Section 5.2 or specified on the Addendum.

3.7.         Litigation. There are no actions, suits, proceedings or governmental investigations pending or, to its knowledge, threatened against the Borrower or any of its Subsidiaries, which would reasonably be expected to result in a material adverse change in its business, assets, operations, condition (financial or otherwise) or results of operations and there is no basis known to it for any action, suit, proceeding or investigation which would reasonably be expected to result in such a material adverse change. All such pending and threatened litigation against it is listed on the Addendum.

3.8.         Tax Returns. The Borrower and each of its Subsidiaries has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon it or its property or withheld by it, including income, unemployment, social security and similar taxes, and all of such taxes have been either paid or adequate reserve or other provision has been made therefor.

3.9.         Employee Benefit Plans. Each employee benefit plan as to which the Borrower or any of its Subsidiaries may have any liability complies in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 (as amended from time to time, “ERISA”), including minimum funding requirements, and (i) no Prohibited Transaction (as defined under ERISA) has occurred with respect to any such plan, (ii) no Reportable Event (as defined under Section 4043 of ERISA) has occurred with respect to any such plan which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Section 4042 of ERISA, (iii) it has not withdrawn from any such plan or initiated steps to do so, and (iv) no steps have been taken to terminate any such plan.

3.10.         Environmental Matters. The Borrower and each of its Subsidiaries is in compliance, in all material respects, with all Environmental Laws (as defined below), including, without limitation, all Environmental Laws in jurisdictions in which it owns or operates, or has owned or operated, a facility or site, stores assets, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other waste, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. Except as otherwise disclosed on the Addendum, no litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best of its knowledge, threatened against the Borrower or any of its Subsidiaries, any real property which it holds or has held an interest or any past or present operation of it. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or to the best of its knowledge has occurred, on, under or to any real property in which the Borrower or any of its Subsidiaries holds or has held any interest or performs or has performed any of its operations, in violation of any Environmental Law. As used in this Section, “litigation or proceeding” means any demand, claim notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a governmental authority or other Person, and “Environmental Laws” means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any governmental authority concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

3.11.         Intellectual Property. The Borrower and each of its Subsidiaries owns or is licensed to use all patents, patent rights, trademarks, trade names, service marks, copyrights, intellectual property, technology, know-how and processes necessary for the conduct of its business as currently conducted that are material to the condition (financial or otherwise), business or operations of it.

3.12.         Regulatory Matters. No part of the proceeds of any Loan will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors.

3.13.         Solvency. As of the date hereof and after giving effect to the transactions contemplated by this Agreement and the related loan documents, (i) the aggregate value of the assets the Borrower and each of its Subsidiaries will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (ii) the Borrower and each of its Subsidiaries will have sufficient cash flow to enable it to pay its debts as they become due, and (iii) neither the Borrower nor any of its Subsidiaries will have unreasonably small capital for the business in which it is engaged.

3.14.         Disclosure. Neither this Agreement nor any of the related Loan Documents contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statements contained in this Agreement or the Loan Documents not misleading. There is no fact known to the Borrower which materially adversely affects or, so far as it can now foresee, would reasonably be expected to materially adversely affect the business, assets, operations, condition (financial or otherwise) or results of operation of the Borrower or any of its Subsidiaries.

3.15.         Beneficial Owners. If the Borrower is or was required to execute and deliver to the Bank a Certification of Beneficial Owner(s) (individually and collectively, as updated from time to time, the “Certification of Beneficial Owners”), the information in the Certification of Beneficial Owners, as updated from time to time in accordance with this Agreement, is true, complete and correct as of the date thereof, as of the date hereof and as of the date any such update is delivered to the Bank. The Borrower acknowledges and agrees that the Certification of Beneficial Owners is a Loan Document.

3.16.         Anti-Corruption Laws and International Trade Laws; Anti-Money Laundering Laws; Certain Definitions. Each Covered Entity, and its directors and officers, and each employee, agent or affiliate acting on behalf of such Covered Entity: (a) is not a Sanctioned Person; (b) does not do any business in or with, or derive any of its operating income from direct or indirect investments in or transactions involving, any Sanctioned Jurisdiction or Sanctioned Person; and (c) is not in violation of, and has not, during the past five (5) years, directly or indirectly, taken any act that could cause any Covered Entity to be in violation of, applicable International Trade Laws or Anti-Corruption Laws.

No Covered Entity nor any of its directors, officers, employees, or to the knowledge of the Borrower, any agents or affiliates acting on behalf of any Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or been involved in an internal investigation involving any allegations relating to, potential violation of any International Trade Laws or Anti-Corruption Laws, or received a request for information from any Official Body regarding International Trade Law matters or Anti-Corruption Law matters. There is no Blocked Property pledged as Collateral.

As used herein:

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) the U.K. Bribery Act 2010, as amended, and (c) any other applicable Law relating to anti-bribery or anti-corruption in any jurisdiction in which any Loan Party is located or doing business.

“Anti-Money Laundering Laws” means (a) the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001; (b) the U.K. Proceeds of Crime Act 2002, the Money Laundering Regulations 2017, as amended and the Terrorist Asset-Freezing etc. Act 2010; and (c) any other applicable Law relating to anti-money laundering and countering the financing of terrorism in any jurisdiction in which any Loan Party is located or doing business.

“Blocked Property” means any property (a) owned, directly or indirectly, by a Sanctioned Person; (b) due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) located in a Sanctioned Jurisdiction; or (e) that otherwise could cause any actual or possible violation by the Bank of any applicable International Trade Law if the Bank were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.

“Collateral” means any collateral securing any debt, liabilities, or other obligations of any Loan Party to the Bank.

“Compliance Authority” means (a) the United States government or any agency or political subdivision thereof, including, without limitation, the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of the Treasury and its Office of Foreign Assets Control, and the U.S. Customs and Border Protection agency; (b) the government of Canada or any agency thereof; (c) the European Union or any agency thereof; (d) the government of the United Kingdom or any agency thereof; (e) the United Nations Security Council; and (f) any other Official Body with jurisdiction to administer Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws with respect to the conduct of a Covered Entity.

“Covered Entity” means (a) the Borrower and each of the Borrower’s subsidiaries; (b) each Guarantor and any pledgor of Collateral; and (c) each Person that directly or indirectly controls a Person described in clause (a) or (b) above.

“International Trade Laws” means all Laws relating to economic and financial sanctions, trade embargoes, export controls, customs, and anti-boycott measures.

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award, or any settlement arrangement, by agreement, consent or otherwise, of any Official Body, foreign or domestic.

“Loan Parties” means the Borrower and any Guarantors.

“Official Body” means the government of the United States of America or of any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Official Body, or other entity.

“Sanctioned Jurisdiction” means, at any time, a country, area, territory, or jurisdiction that is the subject or target of comprehensive U.S. sanctions.

“Sanctioned Person” means any Person (a) located in, organized under the laws of, or ordinarily resident in a Sanctioned Jurisdiction; (b) identified on any sanctions-related list maintained by any Compliance Authority; or (c) owned 50% or more, in the aggregate, directly or indirectly by, controlled by, or acting for, on behalf of, or at the direction of, one or more Persons described in clauses (a) or (b) above.

3.17.         Subsidiaries and Partnerships. Each Subsidiary of the Borrower, and each partnership or joint venture to which the Borrower is a party, is identified on Schedule 3.17 of the Addendum. GIBT Ltd., LSI Industries Foreign Sales Corporation, LSI Adapt Inc., LSI Lightron Inc., LSI Retail Graphics LLC, LSI MidWest Lighting Inc. and LSI Controls Inc. have been dissolved or merged out of existence and no longer have a legal existence. Unless otherwise specified on Schedule 3.17 of the Addendum, the Borrower owns 100% of the issued and outstanding equity interests or partnership interest (as applicable) of each Subsidiary and partnership listed on Schedule 3.17 of the Addendum. Neither the Borrower nor any Subsidiary has any outstanding options, warrants or contracts to issue capital stock, membership interests or partnership interests of any kind. As used in this Agreement, “Subsidiary” means either (i) any corporation or limited liability company more than 50% of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by the affected Person or one or more Subsidiaries or such Person, or by the affected Person and one or more Subsidiaries, or (ii) any other Person which is so owned or controlled. Unless otherwise specified, a reference to a “Subsidiary” will mean a Subsidiary of the Borrower.

4.         Affirmative Covenants. The Borrower agrees that from the date of execution of this Agreement until all Obligations have been paid in full and any commitments of the Bank to the Borrower have been terminated, it will and will cause each of its Subsidiaries to:

4.1.         Books and Records. Maintain books and records in accordance with GAAP and give representatives of the Bank access thereto at all reasonable times, including permission to examine, copy and make abstracts from any of such books and records and such other information as the Bank may from time to time reasonably request, and it will make available to the Bank for examination copies of any reports, statements and returns which it may make to or file with any federal, state or local governmental department, bureau or agency.

4.2.         Quarterly Financial Statements. Furnish the Bank within forty-five (45) days after the end of each fiscal quarter internally prepared financial statements of the Borrower with respect to such fiscal quarter, which financial statements will: (a) include the Form 10-Q or Form 10-QSB filed by the Borrower with the Securities and Exchange Commission; (b) be in reasonable detail and in form reasonably satisfactory to the Bank, (c) be accompanied by a certificate as to compliance with applicable financial covenants (including detailed calculations thereof) for the period then ended and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Borrower proposes to take, (d) include a balance sheet as of the end of such period, an income statement for such period and a statement of cash flows for such period, (e) include prior year comparisons and (f) be on a consolidated basis for the Borrower, its Subsidiaries and any entity into which the Borrower’s financial information is consolidated in accordance with GAAP.

4.3.         Annual Financial Statements. Furnish the Bank within one hundred twenty (120) days after the end of each fiscal year of the Borrower annual audited financial statements which will: (a) include the Form 10-K or Form 10-KSB filed by the Borrower with the Securities and Exchange Commission; (b) include a balance sheet as of the end of such fiscal year, an income statement for such year, and a statement of cash flows for such fiscal year; (c) be on a consolidated basis with the Borrower, its Subsidiaries and any entity into which the Borrower’s financial information is consolidated in accordance with GAAP; (d) be accompanied by a certificate as to compliance with applicable financial covenants (containing detailed calculations of all financial covenants) for the period then ended and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Borrower proposes to take, and (e) contain the unqualified opinion of an independent certified public accountant reasonably acceptable to the Bank and its examination will have been made in accordance with generally accepted auditing standards.

4.4.         Payment of Taxes and Other Charges. Pay and discharge when due all indebtedness and all taxes, assessments, charges, levies and other liabilities imposed upon it, its income, profits, property or business, except those which currently are being contested in good faith by appropriate proceedings and for which it shall have set aside adequate reserves or made other adequate provision with respect thereto acceptable to the Bank in its reasonable discretion.

4.5.         Maintenance of Existence, Operation and Assets. Do all things necessary to (i) maintain, renew and keep in full force and effect its organizational existence and all rights, permits and franchises necessary to enable it to continue its business as currently conducted; (ii) continue in operation in substantially the same manner as at present; (iii) keep its properties in good operating condition and repair; and (iv) make all necessary and proper repairs, renewals, replacements, additions and improvements thereto.

4.6.         Insurance. Maintain, with financially sound and reputable insurers reasonably acceptable to the Bank, property and liability insurance with respect to its business generally, and its properties against such casualties and contingencies, of such types and in such amounts, as is customary for established companies engaged in the same or similar business and similarly situated, and provide evidence of such insurance to the Bank promptly upon request. In the event of a conflict between the provisions of this Section and the terms of any Security Documents relating to insurance, the provisions in the Security Documents will control.

4.7.         Compliance with Laws. Comply in all material respects with all laws applicable to the Borrower and to the operation of its business (including without limitation any statute, ordinance, rule or regulation relating to employment practices, pension benefits or environmental, occupational and health standards and controls).

4.8.         Bank Accounts; Banking Services. For the Borrower and each Subsidiary organized in the United States, establish and maintain with the Bank substantially all of its depository, investment, operating and disbursement accounts and its treasury management arrangements.

4.9.         Environmental Indemnification. Defend and indemnify the Bank and hold the Bank harmless from and against all loss, liability, damage, expense, claims, costs, fines, penalties, assessments (including interest on any of the foregoing) and reasonable attorneys’ fees, suffered or incurred by the Bank which arise, result from or in any way relate to a breach or violation by the Borrower or any of its Subsidiaries of any Environmental Law, either prior to or subsequent to the date hereof, including the assertion or imposition of any lien or security interest on the Borrower’s or any of its Subsidiaries’ assets, or which relate to or arise out of any claim, suit, notice, order, demand or other communication made by any Person with respect to the Borrower or any of its Subsidiaries relating to environmental matters, except to the extent that the subject of indemnification is caused by or arises out of the gross negligence or willful misconduct of the Bank or its agents or employees. The Borrower’s obligations hereunder shall survive the termination of this Agreement and the repayment of the Obligations.

4.10.         Subsidiaries Becoming Guarantors. Promptly cause each Person which becomes a Subsidiary after the date of this Agreement (i) to execute and deliver to the Bank a guaranty of the Obligations in form and substance acceptable to the Bank and (ii) if required by the Bank, to execute and deliver to the Bank a security agreement in form and substance acceptable to the Bank.

4.11.         Financial Covenants. Comply with the financial and other covenants, if any, set forth on the Addendum.

4.12.         Additional Reports. Promptly upon discovery, provide written notice to the Bank of the occurrence of any of the following (together with a description of the action which the Borrower proposes to take with respect thereto): (i) any Event of Default or any condition, event, omission or act which, with the passage of time or the giving of notice, or both, would constitute an Event of Default (a “Default”), (ii) any litigation filed by or against the Borrower or any of its Subsidiaries which, if adversely determined, would reasonably be expected to result in a material adverse change in the business, assets, operations, condition (financial or otherwise) or results of operations of the Borrower or such Subsidiary, (iii) any Reportable Event or Prohibited Transaction with respect to any Employee Benefit Plan(s) (as each such term is defined in ERISA) or (iv) any other event or circumstance which would reasonably be expected to result in a material adverse change in the business, assets, operations, condition (financial or otherwise) or results of operations of the Borrower or any of its Subsidiaries.

4.13.         Certification of Beneficial Owners and Other Additional Information. Provide: (i) such information and documentation as may reasonably be requested by the Bank from time to time for purposes of compliance by the Bank with applicable laws (including without limitation the USA PATRIOT Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Bank to comply therewith; and (ii) if the Borrower is or was required to deliver a Certification of Beneficial Owners to the Bank, (a) confirmation of the accuracy of the information set forth in the most recent Certification of Beneficial Owners provided to the Bank, as and when requested by the Bank; and (b) a new Certification of Beneficial Owners in form and substance acceptable to the Bank when the individual(s) identified as a controlling party and/or a direct or indirect individual owner on the most recent Certification of Beneficial Owners provided to the Bank have changed.

4.14.         Compliance with Anti-Corruption Laws; Anti-Money Laundering Laws and International Trade Laws. (a) Immediately notify the Bank in writing upon the occurrence of a Reportable Compliance Event; (b) immediately provide substitute Collateral to the Bank if, at any time, any Collateral becomes Blocked Property; and (c) conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws and maintain in effect policies and procedures reasonably designed to ensure compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws by each Covered Entity, and its directors and officers, and any employee, agent or affiliate acting on behalf of such Covered Entity in connection with this Agreement.

“Reportable Compliance Event” as used herein means (1) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, by, or enters into a settlement with an Official Body in connection with any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or any predicate crime to any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (2) any Covered Entity engages in a transaction that has caused or would cause the Bank to be in violation of any International Trade Law or Anti-Corruption Law, including a Covered Entity’s use of any proceeds of the Loans hereunder to directly or indirectly fund any activities or business of, with or for the benefit of any Sanctioned Person, or to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction; (3) any Collateral qualifies as Blocked Property, or (4) any Covered Entity otherwise violates, or reasonably believes it will violate, any of the International Trade Law- or Anti-Corruption Law-specific representations and covenants herein.

5.         Negative Covenants. The Borrower covenants and agrees that from the date of this Agreement until all Obligations have been paid in full and any commitments of the Bank to the Borrower have been terminated, it will not and will cause each of its Subsidiaries to not:

5.1.         Indebtedness. Create, incur, assume or permit to exist or remain outstanding any Indebtedness, except for:

(a)         Any Indebtedness owed by the Borrower or any of its Subsidiaries to the Bank or to PNC Bank Canada Branch;

(b)         Consolidated Indebtedness of the Borrower and its Subsidiaries existing on the date hereof and listed on Schedule 5.1 and any extensions, renewals or refinancings thereof, in outstanding principal amounts not greater than those shown on Schedule 5.1;

(c)         Rental and lease payments for real or personal property whose aggregate annual rental payments would exceed $20,000,000 in the aggregate for Borrower and Guarantors combined when added to their combined rental or lease agreements existing on the date hereof;

(d)         Indebtedness in respect of purchase money financings of personal property not to exceed, in the aggregate, $5,000,000;

(e)         Indebtedness secured by Permitted Liens;

(f)         Indebtedness assumed by the Borrower in connection with merger and acquisition activities permitted hereunder that do not exceed $15,000,000 in the aggregate outstanding at any one time or that are satisfied by the Borrower at the time of the closing of the related merger or acquisition; and

(g)         other unsecured Indebtedness not to exceed, in the aggregate, $20,000,000.

5.2.         Liens and Encumbrances; Negative Pledge. Create, assume, incur or suffer to exist any lien, security interest or other encumbrance upon any of their respective assets and properties, whether tangible or intangible, whether now owned or in existence or hereafter acquired or created and wherever located, nor acquire nor agree to acquire any assets or properties subject to a lien, security interest or other encumbrance, except for Permitted Liens. The Borrower shall not and shall not permit its Subsidiaries to make or enter into any agreement (other than agreements with the Bank or PNC Bank Canada Branch) for the benefit of any Person not to grant liens or security interests.

5.3.         No Limitation on Dividends and Distributions. The Borrower shall not permit its Subsidiaries to enter into or otherwise be bound by any agreement not to pay dividends to the Borrower.

5.4.         Mergers, Consolidations, Acquisitions, Etc. (a) Dissolve, liquidate or wind up their respective affairs, or become a party to any merger or consolidation; provided, however, any Subsidiary may merge into or consolidate with any other Subsidiary and any Subsidiary may merge into or consolidate with the Borrower, with the Borrower being the surviving Person; and provided, further, the Borrower may dissolve LSI MidWest Lighting Inc.; and provided, further, the Borrower or any Subsidiary may merge or consolidate with or into any other Person which is not a Subsidiary so long as (i) the Borrower or such Subsidiary, as the case may be, is the surviving Person, (ii) at the time of such merger or consolidation, no Default or Event of Default has occurred and is continuing and (iii) such merger or consolidation shall not itself cause there to be a Default or Event of Default; or (b) make any Acquisition other than a Permitted Acquisition.

5.5.         Disposition of Assets. Sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of their respective properties or assets, whether tangible or intangible, except for (i) sales, conveyances, assignments, leases or transfers in the ordinary course of their respective businesses, (ii) sales, conveyances, assignments, leases or transfers of assets which are obsolete, of immaterial value, or no longer utilized in the business of the Borrower and (iii) sales, conveyances, assignments, leases or transfers not covered by items (i) or (ii) above, provided that the aggregate proceeds of all such sales, transfers or other dispositions permitted by this item (iii) shall not exceed $10,000,000 in the aggregate in any one fiscal year of the Borrower.

5.6.         Anti-Corruption Laws; Anti-Money Laundering Laws; International Trade Laws. (I) Do any of the following, nor permit any of its directors, officers, employees, agents or affiliates acting on behalf of any Loan Party in connection with this Agreement, nor such Loan Party’s subsidiaries to (a) become a Sanctioned Person; (b) directly or indirectly provide, use, or make available the proceeds of any Loan hereunder (i) to fund any activities or business of, with, or for the benefit of any Person that, at the time of such funding or facilitation, is a Sanctioned Person, (ii) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, (iii) in any manner that could result in a violation by any Person (including the Bank) of Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws or (iv) in violation of any applicable Law, including, without limitation, any applicable Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (c) repay any Loan with Blocked Property or funds derived from any unlawful activity; or (d) permit any Collateral to become Blocked Property; nor (II) directly or indirectly provide, use, or make available the proceeds of any Loan hereunder to any such Loan Party’s subsidiaries that is not party to this Agreement.

6.         Events of Default. The occurrence of any of the following will be deemed to be an “Event of Default”:

6.1.         Covenant Default. A default in the performance of any of the covenants or agreements contained in this Agreement and the failure or inability of the Borrower to cure such default within 30 days after the occurrence thereof; provided that such 30 day grace period will not apply to: (a) any default which in the Bank’s good faith determination is incapable of cure, (b) any default that has previously occurred, (c) any default in any financial covenants or any negative covenants, or (d) any failure to maintain insurance or to permit inspection of the books and records of the Borrower and its Subsidiaries.

6.2.         Breach of Warranty. Any financial statement, representation, warranty or certificate made or furnished by to the Bank in connection with this Agreement or the other Loan Documents shall be false, incorrect or incomplete when made.

6.3.         Other Default. The occurrence of any Event of Default as defined in the Note or any of the other Loan Documents.

Upon the occurrence and during the continuation of an Event of Default, the Bank will have all rights and remedies specified in the Note and the Loan Documents and all rights and remedies (all of which are cumulative and not exclusive) available at law or in equity.

7.         Conditions. The Bank’s obligation to make any advance under any Loan, or to issue any letter of credit, is subject to the conditions that as of the date of the advance:

7.1.         No Event of Default. No Event of Default or Default shall have occurred and be continuing.

7.2.         Receipt of Loan Documents. The Bank shall have received the Loan Documents and such other instruments and documents which the Bank may reasonably request in connection with the transactions provided for in this Agreement, all in form and substance acceptable to the Bank.

7.3.         Lien Searches. The Bank shall have received the results of a recent lien search in each of the jurisdictions where the Loan Parties are located, and such search shall reveal no liens on any assets of the Loan Parties except for liens permitted by this Agreement.

7.4.         Insurance. The Bank shall have received evidence of insurance coverage for the Loan Parties in form, scope and substance reasonably satisfactory to the Bank and otherwise in compliance with the terms of this Agreement and the Security Documents.

7.5.         No Material Adverse Change. There shall not have occurred any event or circumstance that has had a material adverse effect on (a) the business, property, liabilities (actual and contingent), operations or condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party, or (c) the validity or enforceability of any Loan Document or the rights or remedies of the Bank under any Loan Document.

7.6.         Payment of Term Loan. The Bank shall have received payment in full of the remaining outstanding principal balance, and all accrued interest thereon to the date of payment, of the $25,000,000.00 Term Note dated September 30, 2021 made by the Borrower in favor of the Bank.

8.         Expenses. The Borrower agrees to pay the Bank (i) upon the execution of this Agreement, and otherwise on demand, all reasonable costs and expenses incurred by the Bank in connection with the preparation, negotiation and delivery of this Agreement and the other Loan Documents, and (ii) all reasonable costs and expenses incurred by the Bank in connection with any modifications thereto, and the collection of all of the Obligations, including but not limited to enforcement actions, relating to the Loans, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or relating to this Agreement, including reasonable fees and expenses of outside counsel, expenses for auditors, appraisers and consultants, lien searches, recording and filing fees and taxes.

9.         Increased Costs. On written demand, together with written evidence of the justification therefor, the Borrower agrees to pay the Bank all direct costs incurred, any losses suffered or payments made by the Bank as a result of any Change in Law (hereinafter defined), imposing any reserve, deposit, allocation of capital or similar requirement (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) on the Bank, its holding company or any of their respective assets relative to the Loan. “Change in Law” means the occurrence, after the date hereof, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty; (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

10.         Miscellaneous.

10.1.         Notices. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing (except as may be agreed otherwise above with respect to borrowing requests or as otherwise provided in this Agreement) and will be effective upon receipt. Notices may be given in any manner to which the parties may agree. Without limiting the foregoing, first-class mail, postage prepaid, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices. In addition, the parties agree that Notices may be sent electronically to any electronic address provided by a party from time to time. Notices may be sent to a party’s address as set forth above or to such other address as any party may give to the other for such purpose in accordance with this section.

10.2.         Preservation of Rights; Waivers of Marshalling, Setoff, and Certain Other Rights. No delay or omission on the Bank’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank’s action or inaction impair any such right or power. The Bank’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity. In addition to the other waivers hereunder, the Borrower waives, to the extent permitted by applicable law, (i) any and all rights to require the Bank to marshal assets or collateral, to proceed first against, or realize on, any assets or collateral or other credit support before proceeding against or realizing on any other assets or collateral or other credit support, or to otherwise require the Bank to exercise rights or remedies in any particular sequence, in connection with any of the Obligations, and (ii) any and all rights to set off or reduce the amount of the Obligations or any related deficiency against any obligations of the Bank, or on account of the value of any collateral or other credit support, or otherwise, whether any such rights described in this sentence are based on or asserted under any statutory provision, common law, equity or otherwise.

10.3.         Illegality. If any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions of this Agreement.

10.4.         Changes in Writing. No modification, amendment or waiver of, or consent to any departure by the Borrower from, any provision of this Agreement will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Notwithstanding the foregoing, the Bank may modify this Agreement or any of the other Loan Documents for the purposes of completing missing content or correcting erroneous content, without the need for a written amendment, provided that the Bank shall send a copy of any such modification to the Borrower (which notice may be given by electronic mail). No notice to or demand on the Borrower will entitle the Borrower to any other or further notice or demand in the same, similar or other circumstance.

10.5.         Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. The representations, warranties, covenants, and agreements in this Agreement regarding Anti-Corruption Laws, International Trade Laws and Anti-Money Laundering Laws will control to the extent of any inconsistency between any such provisions and any provision in any Note regarding such matters.

10.6.         Counterparts. This Agreement and any other Loan Document may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement or any other Loan Document by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Agreement or any other Loan Document by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

10.7.         Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns; provided, however, that the Borrower may not assign this Agreement in whole or in part without the Bank’s prior written consent and the Bank at any time may assign this Agreement in whole or in part.

10.8.         Interpretation. In this Agreement, unless the Bank and the Borrower otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections) or exhibits are to those of this Agreement; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. Unless otherwise specified in this Agreement, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with GAAP.

10.9.         No Consequential Damages, Etc.. The Bank will not be responsible for any damages, consequential, incidental, special, punitive or otherwise, that may be incurred or alleged by any Person, including the Borrower and any Guarantor, as a result of this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of the proceeds of the Loan.

10.10.         Claims; Release of Claims. The Borrower represents and warrants to the Bank that neither the Borrower nor any Subsidiary has any claims, counterclaims, setoffs, actions or causes of action, damages or liabilities of any kind or nature whatsoever whether at law or in equity, in contract or in tort, whether now accrued or hereafter maturing (collectively, “Claims”) against the Bank, its direct or indirect parent corporation or any direct or indirect affiliates of such parent corporation, or any of their respective directors, officers, employees, agents, attorneys and legal representatives, or the heirs, administrators, successors or assigns of any of them (collectively, “Lender Parties”), that directly or indirectly arise out of, are based upon, or are in any manner connected with, any Prior Related Event. As an inducement to the Bank to enter into this Agreement, the Borrower, on behalf of itself and its Subsidiaries and their respective successors and assigns, hereby knowingly and voluntarily releases and discharges all Lender Parties from any and all Claims, whether known or unknown, that directly or indirectly arise out of, are based upon, or are in any manner connected with, any Prior Related Event. As used herein, the term “Prior Related Event” means any transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, which occurred, existed, was taken, was permitted or begun at any time prior to the date hereof or occurred, existed, was taken, was permitted or begun in accordance with, pursuant to, or by virtue of, any of the terms of the Existing Loan Agreement or any other Loan Document or which was related to or connected in any manner, directly or indirectly, to the credit facilities described in the Existing Loan Agreement.

10.11.         Assignments and Participations. At any time, without any notice to the Borrower, the Bank may sell, assign, transfer, negotiate, grant participations in, or otherwise dispose of all or any part of the Bank’s interest in the Loan. The Borrower hereby authorizes the Bank to provide, without any notice to the Borrower, any information concerning the Borrower, including information pertaining to the Borrower’s financial condition, business operations or general creditworthiness, to any assignee of or participant in or any prospective assignee of or participant in all or any part of the Bank’s interest in the Loan.

10.12.         USA PATRIOT Act Notice. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each Borrower that opens an account. What this means: when the Borrower opens an account, the Bank will ask for the business name, business address, taxpayer identifying number and other information or documentation that will allow the Bank to identify the Borrower, such as organizational documents. For some businesses and organizations, the Bank may also need to ask for identifying information and documentation relating to certain individuals associated with the business or organization.

10.13.         Important Information about Phone Calls. By providing telephone number(s) to the Bank, now or at any later time, the Borrower hereby authorizes the Bank and its affiliates and designees to contact the Borrower regarding the Borrower’s account(s) with the Bank or its affiliates, whether such accounts are Borrower’s individual accounts or business accounts for which Borrower is a contact, at such numbers using any means, including but not limited to placing calls using an automated dialing system to cell, VoIP or other wireless phone number, or by leaving prerecorded messages or sending text messages, even if charges may be incurred for the calls or text messages. The Borrower hereby consents that any phone call with the Bank may be monitored or recorded by the Bank.

10.14.         Confidentiality. In connection with the Obligations, this Agreement and the other Loan Documents, the Bank and the Borrower will be providing to each other, whether orally, in writing or in electronic format, nonpublic, confidential or proprietary information (collectively, “Confidential Information”). Each of the Borrower and the Bank agrees (i) to hold the Confidential Information of the other in confidence; and (ii) not to disclose or permit any other person or entity access to the Confidential Information of the other party, except for disclosure or access (a) to a party’s affiliates and its or their employees, officers, directors, agents, representatives, (b) to other third parties that provide or may provide ancillary support relating to the Obligations, this Agreement and/or the other Loan Documents, (c) in connection with the exercise of any remedies or enforcement of rights under this Agreement or any action or proceeding relating to the Obligations, this Agreement and/or the other Loan Documents, (d) to its external or internal auditors or regulatory authorities, or (e) upon the order of a court or other governmental agency having jurisdiction over a party. It is understood and agreed that the obligation to protect such Confidential Information shall be satisfied if the party receiving such Confidential Information utilizes the same control (but no less than reasonable) as it does to avoid disclosure of its own confidential and valuable information. It is also understood and agreed that no information shall be within the protection of this Agreement where such information: (w) is or becomes publicly available through no fault of the party to whom such Confidential Information has been disclosed, (x) is released by the originating party to anyone without restriction, (y) is rightly obtained from third parties who are not, to such receiving party’s knowledge, under an obligation of confidentiality, or (z) is required to be disclosed by subpoena or similar process of applicable law or regulations.

For the purposes of this Agreement, Confidential Information of a party shall include, without limitation, any financial information, scientific or technical information, design, process, procedure or improvement and all concepts, documentation, reports, data, data formats, specifications, computer software, source code, object code, user manuals, financial models, screen displays and formats, software, databases, inventions, knowhow, showhow and trade secrets, whether or not patentable or copyrightable, whether owned by a party or any third party, together with all memoranda, analyses, compilations, studies, notes, records, drawings, manuals or other documents or materials which contain or otherwise reflect any of the foregoing information.

Each of the Borrower and the Bank agrees to return to the other or destroy all Confidential Information of the other upon the termination of this Agreement; provided, however, each party may retain such limited information for customary archival and audit purposes only for reference with respect to prior dealings between the parties subject at all times to the continuing terms of this Section 10.14.

Each of the Borrower and the Bank agrees not to use the other’s name or logo in any marketing, advertising or related materials, without the prior written consent of the other party.

10.15.         Sharing Information with Affiliates of the Bank. The Borrower acknowledges that from time to time other financial and banking services may be offered or provided to the Borrower or one or more of its subsidiaries and/or affiliates (in connection with this Agreement or otherwise) by the Bank or by one or more subsidiaries or affiliates of the Bank or of The PNC Financial Services Group, Inc., and the Borrower hereby authorizes the Bank to share any information delivered to the Bank by the Borrower and/or its subsidiaries and/or affiliates pursuant to this Agreement or any of the Loan Documents to any subsidiary or affiliate of the Bank and/or The PNC Financial Services Group, Inc., subject to any provisions of confidentiality in this Agreement or any other Loan Documents.

10.16.         Electronic Signatures and Records. Notwithstanding any other provision herein, the Borrower agrees that this Agreement, the Loan Documents, any amendments thereto, and any other information, notice, signature card, agreement or authorization related thereto (each, a “Communication”) may, at the Bank’s option, be in the form of an electronic record. Any Communication may, at the Bank’s option, be signed or executed using electronic signatures. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Bank of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format) for transmission, delivery and/or retention.

10.17.         Governing Law and Jurisdiction. This Agreement has been delivered to and accepted by the Bank and will be deemed to be made in the State of Ohio. This Agreement will be interpreted and the rights and liabilities of the Bank and the Borrower determined in accordance with the laws of the State of Ohio, excluding its conflict of laws rules, including without limitation the Electronic Transactions Act (or equivalent) in effect in the State of Ohio (or, to the extent controlling, the laws of the United States of America, including without limitation the Electronic Signatures in Global and National Commerce Act). The Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district where the Bank’s office indicated above is located; provided that nothing contained in this Agreement will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower individually, against any security or against any property of the Borrower within any other county, state or other foreign or domestic jurisdiction. The Bank and the Borrower agree that the venue provided above is the most convenient forum for both the Bank and the Borrower. The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

10.18.         WAIVER OF JURY TRIAL. EACH OF THE BORROWER AND THE BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THE BORROWER AND THE BANK ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

WITNESS the due execution hereof as a document under seal, as of the date first written above.

BORROWER:

LSI INDUSTRIES INC.

By:	/s/ James E. Galeese
	James E. Galeese	(SEAL)
Executive Vice President and Chief Financial Officer

BANK:

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Jeffrey L. Stein
Print Name:	Jeffrey L. Stein
Title:	Senior Vice President

ADDENDUM

ADDENDUM to that certain Second Amended and Restated Loan Agreement made effective as of September 30, 2025 (the “Agreement”) between LSI Industries Inc., as the Borrower, and PNC Bank, National Association, as the Bank. Capitalized terms used in this Addendum and not otherwise defined shall have the meanings given them in the Agreement. Section numbers below refer to the sections of the Agreement. This Addendum is incorporated into and made a part of the Agreement. All references in the Agreement and this Addendum to the “Agreement” shall include both the Agreement and this Addendum.

3.6	Title to Assets. Describe additional liens and encumbrances below:

NONE

3.7	Litigation. Describe pending and threatened litigation, investigations, proceedings, etc. below:

NONE

3.10	Environmental Matters. Describe pending or threatened litigation or proceeding arising under, relating to or in connection with any Environmental Law below:

NONE

3.17	Equity Interests; Subsidiaries & Partnerships.

Atlas Lighting Products, Inc.

Grady McCauley Inc.

LSI ADL Technology LLC

LSI Integrated Graphics LLC – 100% owned by LSI Lightron Inc.

LSI Kentucky, LLC

LSI International Holdings Inc.

LSI International LLC – 100% owned by LSI International Holdings Inc.

LSI Graficas e Illuminacion S. de R.L. de C.V. – 99% owned by LSI International Holdings Inc.

and 1% owned by LSI International LLC

LSI Fresh Subsidiary Inc.

JSI Holding Corp. – 100% owned by LSI Fresh Subsidiary Inc.

Milo Holding Corp. – 100% owned by JSI Holding Corp.

JSI SF Incorporated – 100% owned by JSI Holding Corp.

JSI Store Fixtures Incorporated – 95% owned by Milo Holding Corp.

and 5% owned by JSI SF Incorporated

JSI Store Fixtures Canada Inc. – 100% owned by JSI SF Incorporated

EMI Acquisition Company Inc.

CB Holding Company Inc.

Canada’s Best Merchandising Services Inc. – 100% owned by LSI International Holdings Inc.

Canada’s Best Store Fixtures Inc. – 100% owned by LSI International Holdings Inc.

LSI Jamaica – 100% owned by LSI International Holdings Inc.

LSI Guatemala, Limited – 99% owned by LSI International Holdings Inc.

and 1% owned by LSI International LLC

LSI Panama S.R.L. – 99% owned by LSI International Holdings Inc.

and 1% owned by LSI International LLC

CONTINUATION OF ADDENDUM

4.11	Financial Covenants.

(a)         Leverage Ratio. The Borrower shall maintain as of the end of each fiscal quarter, on a rolling four quarters basis, a Leverage Ratio of not more than 3.50 to 1.00.

(b)         Interest Coverage Ratio. The Borrower shall maintain as of the end of each fiscal quarter, on a rolling four quarters basis, an Interest Coverage Ratio of not less than 4.0 to 1.0.

The above financial covenants shall be computed and determined in accordance with GAAP applied on a consistent basis (subject to normal year-end adjustments).

Definitions. As used in the Agreement (including this Addendum):

“Acquisition” means any transaction, or any series of related transactions, by which the Borrower or any of its Subsidiaries (a) acquires any going-concern business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation having ordinary voting power for the election of directors or a majority (by percentage or voting power) of the outstanding ownership interests of a limited liability company, partnership or other Person.

“Availability” means, at any time, an amount equal to the amount of the Revolving Loan minus (a) the aggregate outstanding amount of advances under the Revolving Loan and minus (b) the face amount of all outstanding Letters of Credit, in each case as reasonably determined by the Bank.

“Consolidated” means the consolidation in accordance with GAAP of the items as to which such term applies.

“Consolidated EBITDA” means, for the relevant period, the sum of the Borrower’s and its Subsidiaries’ (i) Consolidated net income, (ii) Consolidated income tax expense, (iii) Consolidated interest expense, (iv) Consolidated depreciation and amortization expenses and (v) other Consolidated non-cash expenses for the Borrower and its Subsidiaries, all determined in accordance with GAAP; provided that there shall be excluded from Consolidated net income any extraordinary items of gain or loss (including, without limitation, those items created by mandated changes in GAAP). Without duplication of amounts otherwise included in Consolidated net income, Consolidated EBITDA for any relevant period shall be calculated on a basis approved by the Bank in its reasonable credit judgment after giving pro forma effect to any Permitted Acquisition made during such relevant period as if such Permitted Acquisition had occurred on the first day of such relevant period.

“Consolidated Indebtedness” means all of the Borrower’s and its Subsidiaries’ Indebtedness determined on a Consolidated basis.

“Consolidated Interest Expense” means, for the relevant period, the interest expense (including without limitation interest expense under capital lease obligations that is treated as interest in accordance with GAAP) of the Borrower and its Subsidiaries calculated on a Consolidated basis for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit that are treated as interest in accordance with GAAP and net costs under interest rate swap agreements that are treated as interest in accordance with GAAP to the extent such net costs are allocable to such period in accordance with GAAP).

“Indebtedness” means, without duplication: (i) all obligations (including capitalized lease obligations) which in accordance with generally accepted accounting principles would be shown on a balance sheet as a liability; (ii) all obligations for borrowed money or for the deferred purchase price of property or services (other than earn-out obligations); and (iii) all guarantees, reimbursement, payment or similar obligations, absolute, contingent or otherwise, under acceptance, letter of credit or similar facilities; provided, however, that Indebtedness shall not include accounts payable incurred in the ordinary course of business or accruals, made in accordance with GAAP, for liabilities for expenses incurred in the ordinary course of business, if those accounts payable or accrued liabilities do not constitute or represent obligations to repay borrowed money.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense for the immediately preceding four fiscal quarters treated as a single accounting period.

“Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Indebtedness to (ii) Consolidated EBITDA for the immediately preceding four fiscal quarters treated as a single accounting period.

“Permitted Acquisition” means any Acquisition made by the Borrower or any of its Subsidiaries, provided that, (a) as of the date of the consummation of such Acquisition, no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such Acquisition, (b) such Acquisition is consummated on a non-hostile basis, and no material challenge to such Acquisition shall be pending or threatened in writing by any shareholder or director of the seller or Person to be acquired, (c) the business to be acquired in such Acquisition is in the same line of business as the Borrower’s or a line of business incidental thereto, and (d) the total consideration paid in connection with such Acquisition does not exceed $30,000,000 unless, after giving effect to the completion of such Acquisition, (1) the pro forma Leverage Ratio is less than 2.0 to 1.0 and the Borrower shall have furnished to the Bank a certificate to that effect in reasonable detail and (2) Availability is not less than $20,000,000 on a pro forma basis (which includes all consideration given in connection with such Acquisition as having been paid in cash at the time of making such Acquisition) and the Borrower shall have furnished to the Bank a certificate to that effect in reasonable detail.

“Permitted Liens” means any of the following:

(a)         liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which the Borrower has set aside on its books adequate reserves to the extent required by generally accepted accounting principles;

(b)         deposits under workers’ compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

(c)         liens imposed by law, such as carrier’s, warehousemen’s or mechanics’ liens, incurred by the Borrower in good faith in the ordinary course of business, and liens arising out of a judgment or award against the Borrower with respect to which the Borrower will currently be prosecuting an appeal, a stay of execution pending such appeal having been secured;

(d)         liens in favor of the Bank;

(e)         reservations, exceptions, encroachments and other similar title exceptions or encumbrances affecting real properties, provided such do not materially detract from the use or value thereof as used by the owner thereof;

(f)         attachment, judgment, and similar liens provided that execution is effectively stayed pending a good faith contest;

(g)         liens created by purchase money security interests or related to the leasing of equipment limited to the capital assets financed not to exceed $5,000,000;

(h)         liens on equipment, machinery, and/or real property that: (i) are related to the assumption of liabilities by the Borrower in connection with merger and acquisition activities not to exceed $15,000,000 in the aggregate; (ii) are limited to the equipment, machinery, and/or real property acquired; and (iii) are not created at the time of or in contemplation of such merger or acquisition; and

(i)         liens that are satisfied or intended to be satisfied at the time of the closing or no longer than thirty (30) days thereafter on a merger or acquisition by the Borrower permitted hereunder.

“Person” means any individual, corporation, limited liability company, partnership, trust, joint venture, unincorporated organization, association, government (foreign or domestic), any agency or political subdivisions thereof, or any other entity.